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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                 Pricing Supplement No. 1691 Dated 18 April 2007

                         Queensland Treasury Corporation

                     ISSUE OF $25,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                      UNDER THE A$15,000,000,000 GLOBAL A$
                  BOND FACILITY ISSUED ON A CONSOLIDATED BASIS
                       WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$3,438,524,000.00 (A$2,644,024,000.00) INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

    Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

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

1.       Issuer:                     Queensland Treasury Corporation
     (i)
    (ii) Guarantor:                  The Treasurer on behalf of the Government
                                     of Queensland

2.       Benchmark line:             2015
                                     (to be consolidated and form a single
                                     series with QTC 6% Global A$ Bonds
                                     due 14 October, 2015 , ISIN
                                     US748305BE82)

3.       Specific Currency or        AUD ("A$")
         Currencies:

4.   (i) Issue price:                98.923%

    (ii) Dealers' fees and           No fee or commission is payable in respect
         commissions paid by         of the issue of the bond(s) described in
                                     this Pricing Supplement. Instead, QTC pays
                                     fees and commissions in accordance with the
                                     procedure described in the QTC Offshore and
                                     Onshore Fixed Interest Distribution
                                     Group Operational Guidelines.
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
5.       Specified Denominations:          A$1,000

6.   (i) Issue Date:                       18 April 2007

    (ii) Record Date (date on and from     6 April/6 October
         which security is Ex-interest):

   (iii) Interest Payment Dates:           14 April/14 October

7.       Maturity Date:                    14 October 2015

8.       Interest Basis:                   6 per cent Fixed Rate

9.       Redemption/Payment Basis:         Redemption at par

10.      Change of Interest Basis or       Not Applicable
         Redemption/Payment Basis:

11.  (i) Status of the Bonds:              Senior and rank pari passu with other
                                           senior, unsecured debt obligations of
                                           QTC

    (ii) Status of the Guarantee:          Senior and ranks pari passu with all
                                           its other unsecured obligations

12.      Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.      Fixed Rate Note Provisions
         Applicable

     (i) Rate(s) of Interest:              6 percent per annum payable
                                           semi-annually in arrears

    (ii) Interest Payment Date(s):         14 April and 14 October in each year
                                           up to and including the Maturity Date

   (iii) Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

    (iv) Determination Date(s):            Not Applicable

     (v) Other terms relating to the       None
         method of calculating
         interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.      Final Redemption Amount:          A$1,000 per bond of A$1,000 Specified
                                           Denomination

15.      Early Redemption Amount(s)        Not Applicable
         payable on redemption for
         taxation reasons or on event
         of default and/or the method
         of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.      Form of Bonds:                    Permanent Global Note not
                                           exchangeable for Definitive Bonds

17.      Additional Financial              Not Applicable
         Centre(s) or other special
         provisions relating to
         Payment Dates:

18.      Talons for future Coupons or      No
         Receipts to be attached to
         Definitive Bonds (and dates
         on which such Talons mature):

19.      Other terms or special            Not Applicable
         conditions:

                                  DISTRIBUTION

20. (i)  If syndicated, names and          Not Applicable
         addresses of Managers and
         underwriting commitments:

    (ii) Date of Dealer Agreement:         18 April 2007 (the "Trade Date")

   (iii) Stabilizing Manager(s) (if        Not Applicable
         any):

21.      If non-syndicated, name and       The Toronto Dominion Bank
         address of relevant Dealer:       Level 24
                                           9 Castlereagh Street
                                           SYDNEY  NSW  2000

22.      Whether TEFRA D or TEFRA C        TEFRA Not Applicable
         rules applicable or TEFRA
         rules not applicable:
23.      Additional selling                Not Applicable
         restrictions:
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LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:



By:--------------------------------
          Duly authorized

                           PART B -- OTHER INFORMATION

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

1.       LISTING

(i)      Listing:                  Bourse de Luxembourg.

(ii)     Admission to trading:     Application has been made for the bonds to be
                                   admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.
2.       RATINGS

         Ratings:                  The bonds to be issued have been rated:

                                   S&P:     AAA
                                            Moody's: Aaa

                                   An obligation rated 'AAA' by
                                   S&P has the highest credit
                                   rating assigned by Standard
                                   & Poor's. The obligor's
                                   capacity to meet its
                                   financial commitment on the
                                   obligation is extremely
                                   strong.

                                   Obligations rated Aaa by
                                   Moody's are judged to be of
                                   the highest quality with
                                   minimal credit risk.

                                   A credit rating is not a
                                   recommendation to buy, sell
                                   or hold securities and may
                                   be revised or withdrawn by
                                   the rating agency at any
                                   time. Each rating should be
                                   evaluated independently of
                                   any other rating.
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3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved

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in the issue of the bonds has an interest material to the offer.

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4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:                See "Use of Proceeds" section in
                                               the prospectus supplement.

(ii)     Estimated net proceeds:               Not Applicable.

(iii)    Estimated total expenses:             Not Applicable.

5.       YIELD                                 6.1875%

         Indication of yield:

                                               Calculated as 7 basis
                                               points less than the yield
                                               on the equivalent A$
                                               Domestic Bond issued by the
                                               Issuer under its Domestic
                                               A$ Bond Facility on the
                                               Trade Date.

                                               The yield is calculated on
                                               the Trade Date on the basis
                                               of the Issue Price. It is
                                               not an indication of future
                                               yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                            US748305BE82

(ii)     Common Code:                          017598066

(iii)    CUSIP Code:                           748305BE8

(iv)     Any clearing system(s) other than     Not Applicable
         Depositary Trust Company, Euroclear
         Bank S.A./N.V. and Clearstream
         Banking, societe anonyme and the
         relevant identification number(s):

(v)      Delivery:                             Delivery free of payment

(vi)     Names and addresses of additional     Not Applicable
         Paying Agent(s) (if any):

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